* Investments over $50,000. Rate as of 5/11/15; see fordcredit.com/FIA for current rates for all investment amounts (minimum $1,000). MORE REASONS TO INVEST Important Investor Information The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. They are not guaranteed by Ford Motor Company, they are not insured by the Federal Deposit Insurance Corporation and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investment in the debt of one company (Ford Credit), the Notes do not meet the diversiﬁcation or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the United States. This does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation in any such jurisdiction. U.S. citizens and resident aliens with U.S. Taxpayer ID (e.g., Social Security number) may apply. Ford Credit has ﬁled a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has ﬁled with the SEC for more complete information about Ford Credit and the Ford Interest Advantage Note Program. The documents can be obtained free of charge through EDGAR on the SEC website at www.sec.gov. Alternatively, Ford Credit will send you a prospectus upon request by calling 1-800-462-2614. ** Minimum initial investment of $1,000 is required. Notes opened by new investors to Ford Interest Advantage from 5/1/15 to 10/31/15 qualify. All investment types are eligible (Individual, Joint, Custodian, Corporate, Trust). Only Notes opened by new investors to Ford Interest Advantage who do not currently have a Ford Interest Advantage Note are eligible. Limit of one Note opening incentive of $75 per Social Security number or U.S. Taxpayer ID number; in cases where there are joint owners, only one $75 incentive per Note will be credited. $75 Note opening incentive will be credited to the new Note within 4–6 weeks of Note opening. Ford Interest Advantage reserves the right to cancel or modify the program at any time. FORD INTEREST ADVANTAGE Dear Ford Shareholder, With the ups and downs of today’s market, it’s great to ﬁnd an investment offering competitive interest rates and easy access to your funds. Which is why we’d like to share an investment opportunity with you – Ford Interest Advantage. Ford Interest Advantage is a direct investment with Ford Credit, Ford’s ﬁnance company subsidiary. As a complement to your current portfolio, Ford Interest Advantage offers new investors in the FIA program a $75 note opening incentive (certain restrictions apply),** plus these beneﬁts: • Unlimited check writing and free online transfers • Investments that are redeemable by you at any time • Convenient online management, eStatements and mobile alerts Enrolling is easy, and investments start at just $1,000. How to start your investment in FIA Visit fordcredit.com/FIA to read our prospectus. Then, download our online enrollment form, complete, sign and mail. You can also call 1-800-462-2614 to receive an enrollment package or if you have any questions regarding Ford Interest Advantage. We look forward to helping you with your future investments in Ford Interest Advantage. Sincerely, Josh D. Schave Manager, Ford Interest Advantage Visit fordcredit.com/FIA or call 1-800-462-2614 to learn more. Free Writing Prospectus Filed Pursuant to Rule 433 Registration Number 333-194069